UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2011
PHYSICIANS FORMULA HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)
1055 West 8th Street Azusa, California 91702 (Address of principal executive offices, including Zip Code)
(626) 334-3395 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On June 13, 2011, the Board of Directors of Physicians Formula Holdings, Inc. (the “Company”) appointed Bruce E. Kanter as a director of the Company effective July 1, 2011.  Mr. Kanter, whose election to the Board was recommended by the Company’s Nominating and Corporate Governance Committee, is expected to serve as a member of the Audit Committee effective July 1, 2011.  Mr. Kanter has been determined by the Board to be independent under applicable SEC and NASDAQ independence requirements.

    Mr. Kanter was the Executive Vice President and Chief Financial Officer of Westwood One, Inc. (WWON), a public company operating as the leading radio program syndicator from December 1991 to February 1994. Before that, he was the Senior Vice President and CFO of Neutrogena Corporation, a leading skincare and cosmetics company from October 1980 until December 1991. Since retiring in 1994, Mr. Kanter has been active on several Boards, including being a 13 year-long director and two-time Chairman of Discus Holdings, Inc., a private dental products company. He also served as a Director of Westwood One, Inc. from 1991 to 1994, a Director of Infotec, a private software and systems support company from 1994 to 1996, a Director of Intermed Software, Inc., a private start-up company developing software for a physicians medical record system from 1995 to 1999, and a Director and Chairperson of the Audit Committee of Smtek International, an electronic manufacturing contractor from 1997 to 2000. With over 34 years of experience in the health, beauty and medical industries, Mr. Kanter brings to the Company’s Board insightful perspectives on the opportunities and issues facing Physicians Formula.

    There is no arrangement or understanding between Mr. Kanter and any other persons pursuant to which he was selected as a director and Mr. Kanter is not a party to any transactions listed in Item 404(a) of Regulation S-K.  Mr. Kanter will be entitled to be compensated for his service as a non-employee director under our compensation program for non-employee directors, as described under “2009 Director Compensation” in our proxy statement filed with the Securities and Exchange Commission on April 21, 2010.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.

Date: June 17, 2011	By:	/s/ Jeff M. Berry
Name: Jeff M. Berry
Title: Chief Financial Officer